EXHIBIT 99.1

Anaren Reports 1st Quarter Fiscal 2013 Results

SYRACUSE, N.Y., Oct. 23, 2012 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2013 first quarter ended September 30, 2012 of $39.1 million, up 0.9% from $38.7 million for the first quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the first quarter of fiscal 2013 was $2.9 million, or $0.21 per diluted share, compared to $2.5 million, or $0.17 per diluted share for the first quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible asset amortization, was $0.27 for the first quarter of fiscal 2013 compared to non-GAAP diluted earnings per share of $0.23 for the first quarter of fiscal 2012.

GAAP operating income for the first quarter of fiscal 2013 was $4.0 million, or 10.2% of net sales, compared to $3.6 million, or 9.3% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2013, which excludes non-cash equity based compensation and intangible asset amortization, was $5.3 million, or 13.6% of net sales, up 9.4% from $4.8 million, or 12.5% of net sales for the first quarter of fiscal 2012.

Income taxes for the first quarter of fiscal 2013 were $1.3 million, representing an effective tax rate of 32.0% compared to income tax expense of $1.1 million for the first quarter of fiscal 2012, representing an effective tax rate of 30.7%. The projected effective tax rate for fiscal 2013, absent one-time events, is expected to be approximately 32.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "We were pleased to see continuing sequential quarterly sales growth and improved profitability for the quarter. Non-GAAP operating income improved more than 9% from first quarter fiscal year 2012 levels, as a result of both the higher sales volume and the actions taken last year to reduce operating expenses."

During the first quarter of fiscal 2013, the Company generated $2.1 million in operating cash flow compared to $5.3 million in the first quarter of fiscal 2012. Additionally, during the current quarter the Company repurchased approximately 469,000 shares of its common stock for a total of $8.9 million and expended $1.3 million for capital additions. Non-operating cash receipts for the quarter included $1.4 million from the exercise of stock options and the Company borrowed $8.0 million under its revolving credit facility during the quarter to help fund stock repurchases. Cash, cash equivalents and marketable debt securities at September 30, 2012 were $45.6 million, up $1.7 million from $43.9 million at June 30, 2012.

Wireless Group

Wireless Group net sales for the quarter were $13.2 million, down 27.5% from the first quarter of fiscal 2012, due to the continuing softness in demand in the wireless infrastructure market. While current Wireless Group sales remain below the peak first quarter fiscal 2012 levels, demand for our Wireless infrastructure products has increased more than 29% from the low point in the third quarter of last year.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Arrow Electronics, Richardson, Huawei and Nokia.

Space & Defense Group

Space & Defense Group net sales for the quarter were $25.9 million, up 26.1% from the first quarter of fiscal 2012. This increase was driven mainly by higher shipments of passive ranging sub systems and hybrid electronic modules. The increase in net sales and improved operational execution during the quarter resulted in higher profitability for the Group.

New orders for the quarter totaled $24.8 million and were driven largely by radar, passive ranging and satellite applications. Space & Defense Group order backlog at September 30, 2012 was approximately $104 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the second quarter of fiscal 2013, we anticipate comparable sales for both the Wireless and Space & Defense Groups compared to the first quarter levels. As a result, we expect net sales to be in the range of $37 to $41 million.  We expect GAAP net earnings per diluted share to be in the range of $0.17 - $0.25, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.05 -$0.06 per diluted share related to expected equity based compensation expense and amortization of intangibles assets. Non-GAAP net earnings per diluted share are expected to be in the range of $0.22 - $0.30 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on October 24 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning October 24, 2012 through 11:30 p.m. on October 31, 2012. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 34844702. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statements
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2012	September 30, 2011

Sales	$ 39,062	$ 38,720

Cost of sales	24,647	24,196
Gross profit	14,415	14,524
	36.9%	37.5%
Operating expenses:
Marketing	2,539	2,596
Research and development	3,334	3,924
General and administration	4,550	4,415
Total operating expenses	10,423	10,935

Operating income	3,992	3,589
	10.2%	9.3%
Other income (expense):
Other income	223	140
Interest expense	(18)	(80)
Total other income, net	205	60

Income before income tax expense	4,197	3,649
Income tax expense	1,343	1,120
Net income	$ 2,854	$ 2,529
	7.3%	6.5%

Earnings per share:
Basic	$ 0.22	$ 0.18
Diluted	$ 0.21	$ 0.17

Weighted average common shares outstanding:
Basic	12,999	14,129
Diluted	13,676	14,803

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2012	June 30, 2012

Assets:
Cash, cash equivalents and short-term investments	$ 35,990	$ 32,232
Receivables, less allowances	33,426	29,521
Inventories	36,854	36,443
Held for sale assets	4,359	--
Prepaid expenses and other assets	5,842	6,650
Total current assets	116,471	104,846

Securities held to maturity	9,622	11,657
Property, plant, and equipment, net	42,212	47,171
Goodwill	42,343	42,343
Other intangibles, net	7,515	7,770
Total assets	$ 218,163	$ 213,787

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 7,615	$ 8,604
Accrued expenses	4,585	3,926
Customer advance payments	1,206	1,307
Other liabilities	2,334	2,068
Total current liabilities	15,740	15,905

Long-term debt obligation	8,000	--
Other non-current liabilities	12,139	12,379
Total liabilities	35,879	28,284

Stockholders' Equity:
Common stock and additional paid-in capital	226,180	223,326
Retained earnings	145,980	143,126
Accumulated other comprehensive loss	(3,056)	(3,026)
Less: cost of treasury shares	(186,820)	(177,923)
Total stockholders' equity	182,284	185,503

Total liabilities and stockholders' equity	$ 218,163	$ 213,787

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2012	September 30, 2011

Sales	$ 39,062	$ 38,720

GAAP gross profit	$ 14,415	$ 14,524
Equity-based compensation expense (1)	239	194
Amortization of intangibles (2)	39	39
Non-GAAP gross profit	$ 14,693	$ 14,757
% of sales	37.6%	38.1%

GAAP operating income	$ 3,992	$ 3,589
Equity-based compensation expense (1)	1,050	956
Amortization of intangibles (2)	255	298
Non-GAAP operating income	$ 5,297	$ 4,843
% of sales	13.6%	12.5%

GAAP net income	$ 2,854	$ 2,529
Equity-based compensation expense (1)	1,050	956
Amortization of intangibles (2)	255	298
Tax effect	(470)	(451)
Non-GAAP net income	$ 3,689	$ 3,332
% of sales	9.4%	8.6%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.21	$ 0.17
Equity-based compensation expense (1)	0.08	0.06
Amortization of intangibles (2)	0.02	0.02
Tax adjustments	(0.04)	(0.02)
Non-GAAP diluted earnings per share	$ 0.27	$ 0.23

Weighted average common shares outstanding
Diluted	13,676	14,803

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months ended September 30, 2012 and 2011.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

Three Months Ended September 30, 2012
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 239	$ 39	$ 278
Marketing	86	--	86
Research and development	120	--	120
General and administrative	605	216	821
	$ 1,050	$ 255	$ 1,305

Three Months Ended September 30, 2011
(in thousands)
(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 194	$ 39	$ 233
Marketing	65	--	65
Research and development	114	--	114
General and administrative	583	259	842
	$ 956	$ 298	$ 1,254

ANAREN, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

Three Months Ended
September 30, 2012
Cash flows from operating activities:
Net income	$ 2,854

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,909
Amortization	363
Deferred income taxes	105
Equity-based compensation	1,050
Receivables	(3,906)
Inventories	(411)
Accounts payable	(989)
Other assets and liabilities	1,088
Net cash provided by operating activities	2,063

Cash flows from investing activities:
Capital expenditures	(1,309)
Proceeds from deposit on held for sale assets	200
Net maturities of held to maturity securities	5,415
Net cash provided by investing activities	4,306

Cash flows from financing activities:
Proceeds from long-term debt obligation	8,000
Stock options exercised	1,352
Excess tax benefit from equity-based compensation	453
Purchase of treasury shares	(8,897)
Net cash provided by financing activities	908

Effect of exchange rates on cash	(31)

Net increase in cash and cash equivalents	$ 7,246

Cash and cash equivalents at beginning of period	$ 21,012

Cash and cash equivalents at end of period	$ 28,258
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514